                                                                    Exhibit 16.1

                    [LETTERHEAD OF McGLADREY & PULLEN, LLP]

Securities and Exchange Commission
Washington, D.C. 20549

We were previously the independent accountants for Young America Holdings. Inc. (formerly Young America Corporation), and on February 14, 1997, we reported on the financial statements of Young America Holdings, Inc. as of and for the two years ended December 31, 1996. In connection with the Recapitalization, we were dismissed as independent accountants of Young America Holdings, Inc.

We have read Young America Holdings, Inc.'s statements included under the Experts section in Form S-4 dated June 18, 1998, and we agree with such statements.

                                          McGLADREY & PULLEN, LLP


                                          /s/ McGLADREY & PULLEN, LLP